Aflac Incorporated 2018 Form 10-K
EXHIBIT 21
Aflac Incorporated
SUBSIDIARIES
The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction
American Family Life Assurance Company of Columbus (Aflac)	Nebraska
American Family Life Assurance Company of New York(1)	New York
Aflac Asset Management LLC	Delaware
Aflac Asset Management Japan Ltd.(2)	Japan
Aflac International, Inc.	Georgia
Aflac Insurance Services Co., Ltd.(3)	Japan
Aflac Payment Services Co., Ltd.(3)	Japan
Aflac Heartful Services Co., Ltd.(4)	Japan
Aflac Information Technology, Inc.	Georgia
Aflac Corporate Ventures LLC	Delaware
Aflac Ventures LLC(5)	Delaware
Empoweredbenefits, LLC(5)	North Carolina
Aflac Benefits Advisors, Inc.	Georgia
Communicorp, Inc.	Georgia
Continental American Insurance Company	Nebraska
Continental American Group, LLC(6)	Georgia
Aflac Holdings LLC	Nebraska
Aflac Life Insurance Japan Ltd.(7)	Japan
Octagon Delaware Trust(8)	Delaware
Apollo AF Loan Trust(8)	Delaware
Global Investment Fund I(8)	Delaware
Tier One Insurance Company	Oklahoma
NIO Innovative Technologies Ltd.	Northern Ireland, U.K.

(1) Subsidiary of Aflac
(2) Subsidiary of Aflac Asset Management LLC
(3) Subsidiary of Aflac International, Inc.
(4) 70% owned by Aflac International, Inc.
10% owned by Aflac Life Insurance Japan Ltd.
10% owned by Aflac Insurance Services Co., Ltd., and
10% owned by Aflac Payment Services Co., Ltd.
(5) Subsidiary of Aflac Corporate Ventures LLC
(6) Subsidiary of Continental American Insurance Company
(7) Subsidiary of Aflac Holdings LLC
(8) Subsidiary of Aflac Life Insurance Japan Ltd.